Exhibit 4.2

Execution Version

SEVENTH SUPPLEMENTAL INDENTURE, dated as of January 26, 2015, among Medtronic, Inc., a Minnesota corporation (the “Company”), Medtronic plc (“New Medtronic”), a public limited company incorporated under the laws of Ireland and the parent of the Company, Medtronic Global Holdings, S.C.A. (“Medtronic Luxco” and, together with New Medtronic, the “Guarantors”), a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg and an affiliate of the Company, and Wells Fargo Bank, National Association, a national banking association duly organized under the laws of the United States, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of March 12, 2009 (the “Base Indenture”), providing for the issuance from time to time of the Company’s debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has heretofore executed and delivered to the Trustee a first supplemental indenture dated as of March 12, 2009 (the “First Supplemental Indenture”), providing for the issuance of 4.50% notes due 2014, 5.60% notes due 2019 and 6.50% notes due 2039 (collectively, the “2009 Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee a second supplemental indenture dated as of March 16, 2010 (the “Second Supplemental Indenture”), providing for the issuance of 3.000% notes due 2015, 4.450% notes due 2020 and 5.550% notes due 2040 (collectively, the “2010 Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee a third supplemental indenture dated as of March 15, 2011 (the “Third Supplemental Indenture”), providing for the issuance of 2.625% notes due 2016 and 4.125% notes due 2021 (collectively, the “2011 Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee a fourth supplemental indenture dated as of March 19, 2012 (the “Fourth Supplemental Indenture”), providing for the issuance of 3.125% notes due 2022 and 4.500% notes due 2042 (collectively, the “2012 Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee a fifth supplemental indenture dated as of March 26, 2013 (the “Fifth Supplemental Indenture”) providing for the issuance of 1.375% notes due 2018, 2.750% notes due 2023 and 4.000% notes due 2043 (collectively, the “2013 Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee a sixth supplemental indenture dated as of February 27, 2014 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”) providing for the issuance of floating rate notes due 2017, 0.875% notes due 2017, 3.625% notes due 2024 and 4.625 notes due 2044 (the “2014 Notes” and, together with the 2009 Notes, the 2010 Notes, the 2011 Notes, the 2012 Notes and the 2013 Notes, the “Notes”);

WHEREAS, Section 9.01(i) of the Base Indenture permits the Company and the Trustee, without the consent of any Holders, to enter into an indenture supplemental to the Base Indenture to make any provisions with respect to matters or questions arising under the Base Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series; and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Seventh Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture and the rules of construction contained in the Indenture will apply equally to this Seventh Supplemental Indenture.

SECTION 2. Amendments to the Base Indenture.

(a) The following definitions are added to Section 1.01 of the Base Indenture in alphabetical order:

(i) “Guarantor” means any Affiliate of the Company that Guarantees the Securities in accordance with the terms of this Indenture.

(ii) “Medtronic Luxco” means Medtronic Global Holding SCA, a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg.

(iii) “New Medtronic” means Medtronic plc, an Irish public limited company.

(iv) “Note Guarantee” means any Guarantee of the Securities that may from time to time be entered into by an Affiliate of the Company.

(b) The following definitions in Section 1.01 of the Base Indenture are amended and restated to read as follows:

(i) “Board of Directors” means, with respect to the Company, either the board of directors of the Company, any duly authorized committee of that board or any other equivalent governing entity of the Company and, with respect to any Guarantor, the board of directors of such Guarantor, any duly authorized committee of that board or any other equivalent governing entity of such Guarantor.

(ii) “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary, or any other authorized officer, manager or signatory, of the Company or any Guarantor to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee

(iii) “Officers’ Certificate” means a certificate signed by the Chairman of the Board, President or Chief Executive Officer or a Vice President or any other authorized officer, manager or signatory, and by the Chief Financial Officer, the Treasurer or any Assistant Treasurer, the Secretary or an Assistant Secretary or any other authorized officer, manager or signatory, of the Company or any Guarantor, and delivered to the Trustee.

(iv) “Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company or any Guarantor, and who shall be acceptable to the Trustee.

(c) Section 5.09 of the Base Indenture is amended to add “, any Guarantor” after the word “Company”.

(d) Section 5.15 of the Base Indenture is amended to add “and each Guarantor” after each appearance of the word “Company”.

(e) Section 9.01 of the Base Indenture is amended to:

(i) add “and any Guarantor (with respect to a Guarantee or this Indenture)” after the word “Company” in the first sentence thereof;

(ii) remove the “or” at the end of clause 9.01(j); and

(iii) add the following immediately after clause 9.01(k): “(l) to add or release a Guarantor as required or permitted by this Indenture.”

(f) Section 9.01(a) is amended to add “or any Guarantor” after each appearance of the word “Company.”

(g) Section 9.01(b) is amended to add “or any Guarantor” after each appearance of the word “Company.”

(h) The Base Indenture is amended to add the following immediately after Article 13:

“ARTICLE 14

GUARANTEES

Section 14.01. Note Guarantee.

(a) Subject to this Article 14, each of the Guarantors, if any, hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company hereunder or thereunder, that: (1) the principal of and premium, if any, and interest on the Securities shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Securities, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the

Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and this Indenture, or pursuant to Section 14.06.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 5.02 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 5.02 such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(e) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Securities are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Securities or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Securities shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 14.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal or state law or law of such Guarantor’s jurisdiction of organization (which shall be Irish law, in the case of New Medtronic, and Luxembourg law, in the case of Medtronic Luxco) to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 14, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Note Guarantee obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 14.03. Execution and Delivery.

(a) To evidence its Note Guarantee set forth in each Guarantor shall execute a supplemental indenture.

(b) Each Guarantor that provides a Note Guarantee agrees that its Note Guarantee set forth in Section 14.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Securities.

(c) If an officer whose signature is on this Indenture or a supplemental indenture no longer holds that office at the time the Trustee authenticates the Security, the Note Guarantees shall be valid nevertheless.

(d) The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 14.04. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 14.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Securities shall have been paid in full.

Section 14.05. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 14.06. Release of Note Guarantees.

(a) A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and such Note Guarantee shall thereupon terminate and be discharged and of no further force and effect, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee:

(1) (A) upon the merger or consolidation of such Guarantor with and into either the Company or any other Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Guarantor following or concurrently with the transfer of all or substantially all of its assets to either the Company or another Guarantor (and, if applicable, any minority stockholders of such Guarantor on a pro rata basis according to their ownership interests in such Guarantor); or

(B) upon the Company exercising its legal defeasance or covenant defeasance options in accordance with Article 13 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture and the Securities; and

(2) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(b) At the written request and expense of the Company or the relevant Guarantor, the Trustee shall execute and deliver such documents prepared by the Company or such Guarantor and reasonably required in order to acknowledge such release, discharge and termination in respect of the applicable Note Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the Securities to reflect any Note Guarantee or any such release, termination or discharge.”

SECTION 3. Note Guarantee. Each of New Medtronic and Medtronic Luxco, severally and not jointly, hereby agrees to be a Guarantor under the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, and to be bound by the terms of the Indenture and the Securities, including the Notes, applicable to Guarantors, including, but not limited to, Article 14 of the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, and each Guarantor further agrees that this Seventh Supplemental Indenture is the legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms.

SECTION 4. Notice to Guarantors. Any request, demand, authorization, direction, notice, consent waiver or Act of Holders or other document provided or permitted by this First Supplemental Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Division;

(b) New Medtronic by the Trustee or by an Holder shall be sufficient for every purpose hereunder (unless otherwise expressly provided) if in writing and mailed, first-class postage pre-paid, to New Medtronic addressed to it at the following address:

Medtronic plc

20 Lower Hatch Street

Dublin 2

Ireland

Attention: General Counsel

with a copy to (which shall not constitute notice to New Medtronic):

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432

Attention: General Counsel

(b) Medtronic Luxco by the Trustee or by an Holder shall be sufficient for every purpose hereunder (unless otherwise expressly provided) if in writing and mailed, first-class postage pre-paid, to Medtronic Luxco addressed to it at the following address:

Medtronic Global Holdings SCA

1, rue du Potager

L-2347 Luxembourg

Luxembourg

Attention: General Partner

with a copy to (which shall not constitute notice to Medtronic Luxco):

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432

Attention: General Counsel

SECTION 5. Relationship to Existing Base Indenture. This Seventh Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Indenture, as amended and supplemented by this Seventh Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Securities, including the Notes, the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 6. Foreign Account Tax Compliance Act. This Seventh Supplemental Indenture has not resulted in a material modification of the Indenture and the Securities, including the Notes, for purposes of the Foreign Account Tax Compliance Act provisions of the Internal Revenue Code.

SECTION 7. Governing Law. THIS SEVENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES.

SECTION 9. Headings. The headings of the Sections of this Seventh Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Seventh Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 9. Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original Seventh Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

SECTION 10. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in the respect of the validity or sufficiency of this Seventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors, as the case may be.

SECTION 11. Successors. All agreements of each of the Guarantors in this Seventh Supplemental Indenture shall bind each of their respective successors, except as otherwise provided in Section 14.01(f) of the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, or elsewhere in the Indenture or this Seventh Supplemental Indenture. All agreements of the Trustee in this Seventh Supplemental Indenture shall bind its successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MEDTRONIC, INC.,

By:	/s/ Gary L. Ellis
Name: Gary L. Ellis
Title: Executive Vice President,
Chief Financial Officer

By:	/s/ Linda Harty
Name: Linda Harty
Title: Vice President and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SIGNED AND DELIVERED as a Deed

for and on behalf of

MEDTRONIC PLC

by its lawfully appointed attorney

GARY L. ELLIS

in the presence of:

/s/ Gary L. Ellis
Signature of Attorney

/s/ Althea Laska
(Witness’ Signature)

Althea Laska
(Witness’ Name)

710 Medtronic Parkway, Minneapolis, Minnesota
(Witness’ Address)

Exec. Assistant
(Witness’ Occupation)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MEDTRONIC GLOBAL HOLDINGS S.C.A.,

as Guarantor

a Luxembourg corporate partnership limited by shares (société en commandite par actions)

represented by

Medtronic Global Holdings GP S.à r.l.

Its General Partner, in turn acting by

By:	/s/ Andrej Grossmann
Name: Andrej Grossmann
Title: Class A Manager

AND

By:	/s/ Linda Harty
Name: Linda Harty
Title: Class B Manager

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President

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